Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

November 12, 2007

Contact:  Investors: Genny Pennise (847) 442-6793, genny.pennise@hewitt.com

                 Media: Julie Macdonald (847) 442-6718, julie.macdonald@hewitt.com

Hewitt Associates Reports 2007 Fourth Quarter and Full Year Results

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fourth quarter and fiscal year ended September 30, 2007.

Fourth Quarter 2007 Highlights

•   Reported net revenues (revenues before reimbursements) increased 5% in the fourth quarter.

•   The operating loss for the fourth quarter was $280.6 million, compared with operating income of $42.4 million in the prior-year quarter. The decline reflects approximately $363 million of pretax charges in the current quarter related to a number of unusual items, offset in part by a $7 million benefit related to the timing impact of the Company’s bonus methodology. Adjusting for these items in the appropriate periods, operating income grew 67%.

•   The net loss for the fourth quarter was $265.6 million, compared with net income of $23.0 million in the prior-year quarter.

Fiscal 2007 Highlights

•   Reported net revenues increased 5% in fiscal 2007.

•   The operating loss for the year was $143.0 million, compared with an operating loss of $64.3 million in the prior year. The decline reflects approximately $409 million of pretax charges in the current year related to a number of unusual items, as well as $271 million of pretax charges in the prior year primarily related to the HR BPO business. Adjusting for these items, operating income grew 29%.

•   The net loss for the year was $175.1 million, compared with a net loss of $115.9 million in fiscal 2006.

•   Free cash flow increased to $347 million in fiscal 2007, compared with $251 million in the prior year.

•   As of November 9, under its $750 million share repurchase authorization, the Company had repurchased approximately 6.7 million of its outstanding common shares, for a total of approximately $205 million.

“Fiscal 2007 was a critical year for Hewitt as we worked to better position the company for the future,” said Russ Fradin, chairman and chief executive officer. “Overall, we posted solid results, and we’re pleased with the progress we’re making against our key objectives – stabilizing the HR BPO business, investing in the Benefits Outsourcing and Consulting businesses, and laying the foundation for future margin expansion through

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several important and ongoing cost structure initiatives. We enter 2008 with an energized team, and solid operating momentum that will allow us to continue to invest for future revenue growth while generating healthy earnings growth.”

Operating Performance

Fourth Quarter 2007

•   Net revenues of $750.3 million in the fourth quarter were impacted by the net favorable effects of foreign currency translation of $13 million, and a $9 million decline in marginally profitable third-party supplier revenues. Acquisitions contributed $3 million of revenue in the quarter. After adjusting for these items, net revenues increased 4%.

•   The operating loss for the fourth quarter was $280.6 million, compared with operating income in the prior-year quarter of $42.4 million.

•   The net loss for the fourth quarter was $265.6 million, or $2.51 diluted loss per share, compared with net income of $23.0 million, or $0.21 per diluted share in the prior-year quarter.

Fourth quarter results include the following significant items:

Pretax charges of $326 million, comprised of $280 million of goodwill impairment driven by lower growth expectations for the HR BPO business resulting from the Company’s strategic review of this business, $36 million of asset impairment largely related to the HR BPO business, and $10 million of contract loss provisions reflecting the Company’s revised profitability expectations for its European Benefits Outsourcing business.

A pretax charge of $29 million related to the previously-announced review of the Company’s real estate portfolio.

A pretax severance charge of $8 million resulting from ongoing productivity initiatives across the business.

A pretax non-operating gain of $6 million related to the sale of an investment.

Finally, bonus accruals were significantly higher compared to the prior-year quarter driven by the stronger underlying performance of the business, offset in part by a benefit of approximately $7 million related specifically to the timing impact of the Company’s bonus methodology.

Fiscal 2007

•   In fiscal 2007, net revenues of $2.9 billion were impacted by a $49 million decline in marginally profitable third-party supplier revenues, and the net favorable effects of foreign currency translation of $48 million. Acquisitions contributed $10 million of revenue in the year. After adjusting for these items, net revenues increased 4%.

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•   The operating loss for fiscal 2007 was $143.0 million, compared with an operating loss in the prior year of $64.3 million.

•   The net loss for fiscal 2007 was $175.1 million, or $1.62 diluted loss per share, compared with a net loss of $115.9 million, or $1.08 diluted loss per share in the prior year.

In addition to the $329 million of pretax charges related to goodwill and asset impairment and additional contract loss provisions, the $29 million pretax real estate charge, and the $6 million non-operating gain primarily recorded in the fourth quarter and noted above, full year results were impacted by the following significant items:

A pretax severance charge of $32 million resulting from ongoing productivity initiatives across the business.

A pretax charge of $15 million related to the previously-announced anticipated restructuring of an HR BPO contract.

Finally, results for the full year include a pretax charge of $5 million resulting from the second-quarter resolution of a legal dispute with a vendor.

The prior year included $264 million of non-cash pretax charges related to the HR BPO business, a $7 million pretax severance charge related to selected staffing reductions, and a $7 million pretax non-operating gain related to the Company’s German actuarial business.

Business Segment Results

In the second quarter of fiscal 2007, the Company modified how certain costs are allocated, impacting the reported operating income of each segment, as well as reducing the overall level of unallocated shared service costs. Prior-year segment results have been presented on an adjusted basis to assist in comparability.

Benefits Outsourcing

Fourth Quarter 2007

•   Benefits Outsourcing segment revenues declined 1% in the fourth quarter, to $369.3 million, from $373.3 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $2 million, Benefits Outsourcing revenues declined 2%.

•   Benefits Outsourcing segment income decreased 27% in the fourth quarter, to $61.7 million, compared with $84.5 million in the prior-year quarter. Benefits Outsourcing segment margin was 16.7%, compared with 22.6% in the prior-year quarter. The decline was primarily due to a $22 million pretax charge related to the review of the real estate portfolio, $10 million of contract loss provisions reflecting revised profitability expectations for the European Benefits Outsourcing business, $6 million of asset impairment, and a $3 million pretax severance charge.

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Fiscal 2007

•   Benefits Outsourcing segment revenues increased 1% in fiscal 2007, to $1.48 billion compared with $1.47 billion in the prior year. Adjusting for the favorable effects of foreign currency translation of $7 million, Benefits Outsourcing revenues were essentially flat. An increase in services to new and existing clients, organic growth of existing clients, and an increase in project work, was offset by the impact of lost clients and longer implementation cycles required for some of the Company’s large, complex clients.

•   Benefits Outsourcing segment income decreased 5% in fiscal 2007, to $306.2 million, compared with $321.7 million in the prior year. Benefits Outsourcing segment margin was 20.8%, compared with 22.0% in the prior year. The decline was primarily due to $38 million of pretax charges recorded in the fourth quarter related to the real estate portfolio review, contract loss provisions, and asset impairment, a $13 million pretax severance charge, and a $5 million pretax charge resulting from the second quarter resolution of a legal dispute with a vendor. The prior year included a $7 million pretax severance charge related to selected staffing reductions. Excluding these items, Benefits Outsourcing margins increased primarily due to increased efficiencies driven by global sourcing and other cost management efforts.

As of September 30, 2007, the Company was live with approximately 18.6 million end-user benefits participants, compared with approximately 18.9 million as of September 30, 2006.

Human Resources Business Process Outsourcing

Fourth Quarter 2007

•   HR BPO segment revenues increased 4% in the fourth quarter, to $136.3 million, from $131.2 million in the prior-year quarter. Adjusting for the decline in marginally profitable third-party supplier revenues of $8 million, and the favorable effects of foreign currency translation of $3 million, HR BPO revenues increased 9%.

•   The HR BPO segment loss was $353.5 million in the fourth quarter, compared with a loss of $44.0 million in the prior-year quarter. The increased loss was primarily due to $309 million of non-cash pretax charges, including $280 million of goodwill impairment and $29 million of asset impairment, as well as a pretax charge of $5 million related to the review of the real estate portfolio, and a $2 million pretax severance charge.

Fiscal 2007

•   HR BPO segment revenues increased 4% in fiscal 2007, to $539.4 million, from $517.5 million in the prior year. Adjusting for the decline in marginally profitable third-party supplier revenues of $48 million, and the favorable effects of foreign currency translation of $8 million, HR BPO revenues increased 15%. The increase was driven primarily by contracts that went live within the twelve-month period, as well as by the growth of existing clients, including an increase in project work.

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•   The HR BPO segment loss was $495.2 million in fiscal 2007, compared with a loss of $423.4 million in the prior year. The increased loss was primarily driven by $317 million of pretax charges primarily recorded in the fourth quarter related to goodwill and asset impairment and the real estate portfolio review, a $15 million pretax charge related to the previously-announced anticipated restructuring of an HR BPO contract, and a $11 million pretax severance charge. The prior year included $264 million of non-cash pretax charges, comprised of $172 million of goodwill impairment, $73 million of contract loss provisions, $10 million related to the notification of an HR BPO contract termination, and $9 million of asset impairment. Excluding these charges, the segment loss improved primarily due to the stabilization of the existing client base, as well as overall cost management efforts, offset in part by the impact of new contract implementations and increased intangible asset amortization.

As of September 30, 2007, the Company was live with approximately 934,000 client employees with HR BPO services, compared with approximately 739,000 as of September 30, 2006.

Consulting

Fourth Quarter 2007

•   Consulting segment revenues increased 16% in the fourth quarter, to $255.8 million, from $220.1 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $8 million, and the effects of acquisitions of $2 million, Consulting revenues increased 11%.

•   Consulting segment income increased 59% in the fourth quarter, to $45.2 million, compared with $28.4 million in the prior-year quarter. Consulting segment margin was 17.7%, compared with 12.9% in the prior-year quarter. The increase was primarily driven by revenue growth, as well as approximately $6 million of lower compensation expense due to the timing impact of the Company’s bonus methodology. The increase was offset in part by a $2 million pretax charge related to the real estate portfolio review, and a $1 million pretax severance charge.

Fiscal 2007

•   Consulting segment revenues increased 12% in fiscal 2007, to $945.9 million, from $842.6 million in the prior year. Adjusting for the favorable effects of foreign currency translation of $33 million, and the effects of acquisitions of $9 million, Consulting revenues increased 7%. Growth was primarily due to strength in retirement and financial management consulting, as well as talent and organization consulting.

•   Consulting segment income increased 7% in fiscal 2007, to $147.3 million, compared with $137.0 million in the prior year. Consulting segment margin was 15.6%, compared with 16.3% in the prior year. The decrease reflects a $2 million pretax charge recorded in the fourth quarter related to the real estate portfolio review, and a $2 million pretax severance charge. Excluding these items, margins were essentially flat as revenue growth was offset by higher compensation expense, driven by increased salaries and wages resulting from higher headcount and overall merit increases.

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Unallocated Shared Service Costs

Unallocated shared service costs were $34.1 million, 4.5% of net revenues, in the fourth quarter, compared with $26.0 million, 3.6% of net revenues, in the prior-year quarter. For the full year, unallocated shared service costs were $101.2 million, 3.5% of net revenues, compared with $90.2 million, 3.2% of net revenues, in the prior year. The increase in expenses relative to revenues for the full year was primarily a result of a $5 million pretax severance charge, as well as higher professional services fees related to strategic initiatives.

Cash Flow

Reported cash flow from operations was $435.2 million in fiscal 2007, compared with $381.0 million in fiscal 2006. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), was $346.8 million, compared with $251.1 million in the prior year. The increase in free cash flow was driven primarily by lower net deferrals, lower capital expenditures, a decrease in working capital, and higher underlying income. The increase was partially offset by higher performance-based compensation paid in the current period for fiscal 2006 performance as compared to the prior-year payment for fiscal 2005 performance, and lower tax refunds.

Share Repurchase

During fiscal 2007, the Company repurchased approximately 6.1 million of its outstanding common shares at an average price of $30.24 per share, for a total of approximately $184 million. Since October 1, 2007, the Company has repurchased an additional 0.6 million shares at an average price of $34.22 per share, for a total of approximately $21 million, bringing total activity under the $750 million authorization to $205 million.

Business Outlook

For fiscal 2008, the Company expects mid-single digit total Company net revenue growth.

In addition to reporting results in accordance with accounting principles generally accepted in the U.S., the Company assesses its performance once unusual items have been removed. As such, the guidance reflects expectations for fiscal 2008 on an underlying basis, excluding the impact of unusual items in both years.

On this basis, the Company expects underlying operating income in fiscal 2008 of approximately $300 million to $315 million, compared with underlying operating income of $266 million in fiscal 2007.

The Company expects underlying earnings per share in fiscal 2008 of $1.70 to $1.80, compared to underlying earnings per share of $1.53 in the prior year. This assumes continued execution of the Company’s share repurchase program, but excludes anticipated real estate charges of approximately $35 million to $45 million in 2008.

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A reconciliation of underlying operating income and earnings per share to GAAP for fiscal 2007 is included in this press release and posted on the Company’s web site.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2007 results. The live presentation is accessible through the Investor Relations section of Hewitt’s web site at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov) . Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Revenues:
Revenues before reimbursements (net revenues)	$750,261	$713,348	5.2%	$2,921,076	$2,788,722	4.7%
Reimbursements	17,895	14,258	25.5%	69,250	68,439	1.2%

Total revenues	768,156	727,606	5.6%	2,990,326	2,857,161	4.7%

Operating expenses:
Compensation and related expenses	481,602	462,016	4.2%	1,906,158	1,799,743	5.9%
Goodwill and asset impairment	320,003	(1,356)	n/m	326,615	255,873	27.6%
Reimbursable expenses	17,896	14,258	25.5%	69,250	68,439	1.2%
Other operating expenses	181,739	166,328	9.3%	636,698	642,803	(0.9)%
Selling, general and administrative expenses	47,553	43,941	8.2%	194,572	154,564	25.9%

Total operating expenses	1,048,793	685,187	53.1%	3,133,293	2,921,422	7.3%

Operating (loss) income	(280,637)	42,419	n/m	(142,967)	(64,261)	n/m

Other income (expense), net	9,810	1,150	n/m	18,249	4,691	n/m

(Loss) income before income taxes	(270,827)	43,569	n/m	(124,718)	(59,570)	n/m

Provision (benefit) for income taxes	(5,191)	20,574	n/m	50,362	56,368	(10.7)%

Net (loss) income	$(265,636)	$22,995	n/m	$(175,080)	$(115,938)	(51.0)%

(Loss) earnings per share:
Basic	$(2.51)	$0.21		$(1.62)	$(1.08)
Diluted	$(2.51)	$0.21		$(1.62)	$(1.08)

Weighted average shares:
Basic	105,929,341	108,845,674		107,866,281	107,642,383
Diluted	105,929,341	109,864,304		107,866,281	107,642,383

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HEWITT ASSOCIATES, INC.

UNDERLYING OPERATING INCOME AND EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once all unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the year ended September 30, 2007, underlying operating income and earnings per share were:

Underlying Operating Income and Earnings Per Share

Fiscal 2007
Operating income, as reported	$(142,967)
Adjustments:
Goodwill and asset impairment / contract loss provisions	328,540
Severance	31,518
Real estate	29,339
HR BPO contract restructuring	15,000
Legal settlement	4,548

Total Adjustments	$408,945

Underlying operating income	$265,978

Other income, net	18,249
Subtract: Gain on sale of investment	(5,982)

Underlying other income, net	12,267

Underlying pretax income	278,246

Provision for income taxes (normalized at 39%) (1)	108,516

Underlying net income	$169,730

Underlying earnings per share:
Basic	$1.57
Diluted (2)	$1.53

Adjusted shares outstanding (3):
Basic	107,866,281
Diluted (4)	112,422,432

(1)	The Company uses an effective tax rate of 39% for its underlying net income calculation, as it believes this yields a tax calculation closest to expectations excluding significant unusual charges.
(2)	Per FAS 128, the diluted earnings per share calculation includes an addback of $3,850 of pretax interest expense on the convertible debt securities.

(3)	Weighted average basic adjusted shares outstanding at Sept. 30, 2007	107,866,281
	Number of shares added to outstanding
	Stock Options	1,605,337
	Restricted Stock	1,080,067
	Convertible debentures	1,870,748

	Total adjusted diluted shares	112,422,432

Diluted shares outstanding reflect the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. Potentially dilutive common stock equivalents include unvested restricted stock and restricted stock units, unexercised stock options and warrants that are “in-the-money” and outstanding convertible debt securities which would have a dilutive effect if converted from debt to common stock.

(4)	Debt securities convertible into 1,870,748 shares of Class A common stock were outstanding in the year ended September 30, 2007, but the weighted-average convertible shares were not included in the computation of reported diluted earnings per share for that period because the effect of including the convertible debt securities would be antidilutive.

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HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Business Segments	2007	2006 (1)	% Change	2007	2006 (1)	% Change
Benefits Outsourcing
Segment revenues before reimbursements	$369,268	$373,320	(1.1)%	$1,475,332	$1,465,710	0.7%
Segment income	61,749	84,509	(26.9)%	306,199	321,735	(4.8)%
Segment income as a percentage of segment revenues	16.7%	22.6%		20.8%	22.0%

HR BPO
Segment revenues before reimbursements (2)	$136,306	$131,208	3.9%	$539,407	$517,502	4.2%
Segment loss	(353,509)	(44,038)	n/m	(495,219)	(423,407)	(17.0)%
Segment loss as a percentage of segment revenues	(259.3)%	(33.6)%		(91.8)%	(81.8)%

Consulting
Segment revenues before reimbursements	$255,773	$220,089	16.2%	$945,905	$842,616	12.3%
Segment income	45,235	28,448	59.0%	147,261	137,028	7.5%
Segment income as a percentage of segment revenues	17.7%	12.9%		15.6%	16.3%

Total Company
Segment revenues before reimbursements (2)	$761,347	$724,617	5.1%	$2,960,644	$2,825,828	4.8%
Intersegment revenues	(11,086)	(11,269)	(1.6)%	(39,568)	(37,106)	6.6%

Revenues before reimbursements (net revenues)	750,261	713,348	5.2%	2,921,076	2,788,722	4.7%
Reimbursements	17,895	14,258	25.5%	69,250	68,439	1.2%

Total revenues	$768,156	$727,606	5.6%	$2,990,326	$2,857,161	4.7%

Segment income (loss)	$(246,525)	$68,919	n/m	$(41,759)	$35,356	n/m

Charges not recorded at the segment level:
Initial public offering restricted stock awards	—	492	(100.0)%	—	9,397	(100.0)%
Unallocated shared services costs	34,112	26,008	31.2%	101,208	90,220	12.2%

Operating income (loss)	$(280,637)	$42,419	n/m	$(142,967)	$(64,261)	(98.3)%

(1)	Prior year results have been reclassified to conform with the current year presentation. See www.hewitt.com for additional information.
(2)	HR BPO net revenues include $14,410 and $22,695 of third-party supplier revenues for the three months ended September 30, 2007 and 2006, respectively, and $66,267 and $113,399 for the twelve months ended September 30, 2007 and 2006, respectively. The third-party supplier arrangements are generally marginally profitable. The related third-party supplier expenses are included in other operating expenses.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands except for share and per share amounts)

	September 30, 2007	September 30, 2006
ASSETS
Current Assets
Cash and cash equivalents	$378,743	$138,928
Short-term investments	216,726	310,527
Client receivables and unbilled work in process, less allowances of $18,933 and $25,333 at September 30, 2007 and September 30, 2006, respectively	632,011	622,270
Prepaid expenses and other current assets	86,683	72,986
Funds held for clients	133,163	83,026
Deferred income taxes, net	32,533	17,096

Total current assets	1,479,859	1,244,833

Non-Current Assets
Deferred contract costs	372,363	289,654
Property and equipment, net	355,907	411,205
Other intangible assets, net	196,133	242,108
Goodwill	319,314	544,922
Other non-current assets, net	31,962	34,956

Total non-current assets	1,275,679	1,522,845

Total Assets	$2,755,538	$2,767,678

LIABILITIES
Current Liabilities
Accounts payable	$21,304	$31,256
Accrued expenses	212,097	194,736
Funds held for clients	133,163	83,026
Advanced billings to clients	170,131	176,563
Accrued compensation and benefits	353,265	263,143
Short-term debt	30,369	32,246
Current portion of long-term debt and capital lease obligations	24,222	34,742

Total current liabilities	944,551	815,712

Non-Current Liabilities
Deferred contract revenues	271,359	193,638
Debt and capital lease obligations, less current portion	233,465	254,852
Other non-current liabilities	165,264	148,794
Deferred income taxes, net	102,887	98,313

Total non-current liabilities	772,975	695,597

Total Liabilities	$1,717,526	$1,511,309

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HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

(In thousands except for share and per share amounts)

	September 30, 2007	September 30, 2006
STOCKHOLDERS’ EQUITY

Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 127,672,253 and 124,932,189 shares issued, 107,126,309 and 110,822,409 shares outstanding, as of September 30, 2007 and 2006, respectively	$1,277	$1,249
Additional paid-in capital	1,472,409	1,368,189
Cost of common stock in treasury, 20,545,944 and 14,109,780 shares of Class A common stock as of September 30, 2007 and 2006, respectively	(597,200)	(401,365)
Retained earnings	38,144	213,224
Accumulated other comprehensive income, net	123,382	75,072

Total stockholders’ equity	1,038,012	1,256,369

Total Liabilities and Stockholders’ Equity	$2,755,538	$2,767,678

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Twelve Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(175,080)	$(115,938)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	190,393	166,603
Goodwill and asset impairment	326,615	255,873
Share-based compensation	40,937	55,007
Deferred income taxes	(19,147)	17,906
Gain on contribution of business	—	(7,127)
Gain on sale of investment	(5,982)	—
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	13,342	(14,634)
Prepaid expenses and other current assets	(4,581)	21,072
Deferred contract costs	(143,619)	(170,309)
Other assets	(5,102)	1,244
Accounts payable	(11,183)	(27,324)
Accrued compensation and benefits	82,024	89,864
Accrued expenses	30,842	2,513
Advanced billings to clients	(7,525)	18,361
Deferred contract revenues	111,930	95,189
Other long-term liabilities	11,366	(7,282)

Net cash provided by operating activities	435,230	381,018

Cash flows from investing activities:
Purchases of short-term investments	(400,794)	(356,365)
Proceeds from sales of short-term investments	502,331	105,678
Additions to property and equipment	(88,477)	(129,936)
Cash paid for acquisitions and transaction costs, net of cash acquired	(45,562)	(6,651)

Net cash used in investing activities	(32,502)	(387,274)

Cash flows from financing activities:
Proceeds from the exercise of stock options	54,183	14,537
Excess tax benefits from share-based payment compensation	4,912	1,084
Short-term borrowings	103,771	140,154
Repayments of short-term borrowings, capital leases and long-term debt	(141,610)	(159,708)
Purchase of Class A common shares for treasury	(195,835)	(12,727)

Net cash used in financing activities	(174,579)	(16,660)

Effect of exchange rate changes on cash and cash equivalents	11,666	3,916

Net increase (decrease) in cash and cash equivalents	239,815	(19,000)

Cash and cash equivalents, beginning of year	138,928	157,928

Cash and cash equivalents, end of year	$378,743	$138,928

Hewitt Associates	13